UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2007

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On February 11, 2007, Cytyc Corporation (“Cytyc”), Augusta Medical Corporation, a Delaware corporation and a newly-formed wholly-owned subsidiary of Cytyc (the “Purchaser”), and Adeza Biomedical Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for the acquisition of the Company by Cytyc. Pursuant to the Merger Agreement, the Purchaser will commence a cash tender offer (as promptly as practicable and in any event within 10 business days) to purchase all outstanding shares of the Company’s common stock, par value $0.001 per share (the “Shares”), in exchange for $24.00 per Share in cash (the “Offer Price”), upon the terms and subject to the conditions set forth in an Offer to Purchase and a related Letter of Transmittal that will be distributed to the Company’s stockholders by the Purchaser and filed with the Securities and Exchange Commission (the “SEC”). The Offer to Purchase and the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the “Offer.”

Subsequent to the successful completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Cytyc. At the effective time of the Merger, each Share then outstanding (other than (i) treasury Shares, (ii) Shares that are owned by Cytyc, the Purchaser or any other wholly-owned subsidiary of Cytyc, or (iii) stockholders who have properly exercised dissenters’ rights under the Delaware General Corporation Law) will be converted into the right to receive in the Merger the same $24.00 per Share cash Offer Price, without interest. Any options to purchase Shares that remain outstanding immediately prior to the Merger will be entitled to an amount in cash equal to the excess, if any, of the Offer Price over the per Share exercise price of such option, multiplied by the number of unexercised Shares subject to the option.

The Offer is not subject to a financing condition. However, the obligation of the Purchaser to purchase the Shares in the Offer is subject to the satisfaction of a number of conditions, including among others, (i) a minimum condition that there has been validly tendered in the Offer and not withdrawn prior to the expiration of the Offer a number of Shares that together with the Shares then beneficially owned by Cytyc and the Purchaser represents at least a majority of (x) all Shares then outstanding plus (y) all Shares issuable upon the exercise, conversion or exchange of any Company options, stock appreciation rights, restricted stock units, warrants, equity interests or other rights to acquire Shares that are vested and exercisable at the time of the expiration of the Offer or that would be vested and exercisable within 60 days following the expiration of the Offer, (ii) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and (iii) the receipt of other required approvals. The Offer is also subject to a number of other conditions set forth in the Merger Agreement.

As part of the Merger Agreement, the Company granted to the Purchaser an irrevocable option to purchase the number of newly-issued Shares at a per share purchase price equal to the Offer Price that, when added to the number of Shares owned by the Purchaser immediately following consummation of the Offer, results in the Purchaser owning 90% of the fully diluted shares (the “Top-Up Option”). However, the number of Shares subject to the Top-Up Option is limited to the number of Shares authorized and available for issuance and, in any event, the Top-Up Option cannot be exercised if such exercise would result in the issuance of an amount of shares greater than 19.9% of the shares of common stock issued and outstanding as of the date of the Merger Agreement. If the Top-Up Option is exercised by the Purchaser (resulting in the Purchaser owning 90% or more of the fully diluted Shares), or the Purchaser otherwise acquires 90% or more of the fully diluted Shares, Purchaser will be able to effect a short-form merger under the Delaware General Corporation Law, subject to the terms and conditions of the Merger Agreement.

Holders of approximately 22% of the outstanding Shares of the Company have agreed to tender their Shares in the Offer and to vote their Shares in favor of the Merger Agreement and against any other transaction, subject to the provisions of the Merger Agreement.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Cytyc and the Purchaser, as well as customary closing conditions. In addition to certain other covenants, under the terms of the Merger Agreement, the Company agrees not to solicit, initiate or encourage any alternative acquisition proposals, subject to customary exceptions for the Company to respond to and support unsolicited proposals in the exercise of the fiduciary duties of its Board of Directors, and the Company will be obligated to pay a termination fee of $13.35 million in cash in certain customary circumstances.

The above description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. There are representations and warranties contained in the Merger Agreement which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Based upon the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Additional Information

This Current Report on Form 8-K is neither an offer to purchase nor solicitation of an offer to sell securities. The tender offer for the outstanding shares of the Company’s common stock described in this filing has not commenced. At the time the Offer is commenced, the Purchaser will file with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, and the Company will file with the SEC a solicitation/recommendation statement on Schedule 14D-9, with respect to the Offer. Cytyc, the Purchaser and the Company intend to mail these documents to the stockholders of the Company. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the Offer. Stockholders of the Company will be able to obtain a free copy of these documents (when they become available) at http://www.cytyc.com and the website maintained by the SEC at http://www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from Cytyc by contacting Cytyc or the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed pursuant to Item 1.01:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 11, 2007, by and among Cytyc Corporation, Augusta Medical Corporation and Adeza Biomedical Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan Chairman, Chief Executive Officer, and President

Date: February 13, 2007

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 11, 2007, by and among Cytyc Corporation, Augusta Medical Corporation and Adeza Biomedical Corporation.